Exhibit 99.1

PDS Biotech Provides Business Update and Reports Second Quarter 2024 Financial Results

PRINCETON, N.J., August 13, 2024 -- PDS Biotechnology Corporation (Nasdaq: PDSB) (“PDS Biotech” or the “Company”), a late-stage immunotherapy company focused on transforming how the immune system targets and kills cancers and the development of infectious disease vaccines, today provided a business update and reported financial results for the second quarter of 2024.

“We are exiting the second quarter with momentum. We have aligned with the FDA on the design of the Phase 3 registrational trial of Versamune® HPV + pembrolizumab compared to pembrolizumab as a potential treatment for first-line recurrent/metastatic HPV16-positive head and neck squamous cell carcinoma (“HNSCC”),” said Frank Bedu-Addo, PhD, President and Chief Executive Officer of PDS Biotech. “This clinical trial is supported by the maturing data from our VERSATILE-002 Phase 2 trial, including encouraging survival, disease control response rates and safety data. We look forward to the presentation of updated data from the VERSATILE-002 trial at the European Society for Medical Oncology (ESMO) 2024 Congress in September.”

Kirk Shepard, M.D., Chief Medical Officer stated, “As a result of the recent VERSATILE-002 trial results, we have revised the statistical endpoints of the VERSATILE-003 Phase 3 trial to provide additional robustness to our trial design. Our goal now is to work with our clinical research organization to initiate the trial of the combination, which we believe has potential as the first targeted immunotherapy for HPV16-positive HNSCC. We anticipate that future studies of PDS01ADC have the potential to provide additional clinical benefit to an effective targeted immunotherapy.”

Recent Developments
•	Announced alignment with FDA to initiate Phase 3 VERSATILE-003 trial in HPV16-positive first-line recurrent or metastatic HNSCC.
o
This trial will be designed to investigate the combination of Versamune® HPV + pembrolizumab compared to pembrolizumab, and this design reflects updated statistical endpoints based on recent and more mature survival data from the VERSATILE-002 trial.

o	PDS Biotech has initiated preparatory activities in connection with the planned start of the Phase 3 VERSATILE-003 trial in Q4 2024.
•
Abstract by Jared Weiss, M.D., UNC Lineberger Cancer Center (Lead Investigator), presenting updated data from the VERSATILE-002 trial evaluating first-line treatment with Versamune® HPV in combination with KEYTRUDA® (pembrolizumab) in patients with HPV16-positive recurrent/metastatic HNSCC accepted for presentation at the ESMO Congress 2024.

•	Provided a survival data update from the ongoing VERSATILE-002 trial in HPV16-positive HNSCC based on data cut from May 17, 2024.
o	Median overall survival is 30 months, consistent with data cut as of November 30, 2023.

•
Abstract by Adam Grippin, M.D., Ph.D., of the University of Texas MD Anderson Cancer Center presenting updated results from the IMMUNOCERV trial evaluating treatment of high-risk locally advanced cervical cancer with Versamune® HPV in combination with chemoradiotherapy accepted for oral presentation at the American Society for Radiation Oncology (ASTRO) Annual Meeting 2024.

•
Abstract by Renee Donahue, Ph.D., of the National Cancer Institute presenting preliminary biomarker results from a Phase 2 trial evaluating treatment of biochemically recurrent prostate cancer with PDS01ADC in combination with enzalutamide accepted for oral presentation at the 12th Annual Meeting of the International Cytokine and Interferon Society 2024.

Second Quarter 2024 Financial Results
Reported net loss was approximately $8.3 million, or $0.23 per basic share and diluted share, for the three months ended June 30, 2024, compared to a net loss of $11.5 million, or $0.37 per basic share and diluted share, for the three months ended June 30, 2023. The decrease was due to lower operating expenses.

Research and development expenses decreased to approximately $4.5 million for the three months ended June 30, 2024, from $8.0 million for the three months ended June 30, 2023. The decrease of $3.5 million was primarily attributable to lower clinical trial and manufacturing costs.

General and administrative expenses decreased to approximately $4.2 million for the three months ended June 30, 2024, from approximately $4.7 million for the three months ended June 30, 2023. The decrease of $0.5 million was primarily attributable to lower personnel costs and professional fees.

Total operating expenses decreased to approximately $8.7 million for the three months ended June 30, 2024, from $12.7 million for the three months ended June 30, 2023.

Net interest expenses increased to approximately $0.5 million for the three months ended June 30, 2024, from $0.2 million for the three months ended June 30, 2023.

Cash and cash equivalents as of June 30, 2024, totaled approximately $57.7 million.

About PDS Biotechnology
PDS Biotechnology is a late-stage immunotherapy company focused on transforming how the immune system targets and kills cancers and the development of infectious disease vaccines. The Company plans to initiate a pivotal clinical trial in 2024 to advance its lead program in advanced HPV16-positive head and neck squamous cell cancers. PDS Biotech’s lead investigational targeted immunotherapy Versamune® HPV is being developed in combination with a standard-of-care immune checkpoint inhibitor, and also in a triple combination including PDS01ADC, an IL-12 fused antibody drug conjugate (ADC), and a standard-of-care immune checkpoint inhibitor.

For more information, please visit www.pdsbiotech.com

Forward Looking Statements
This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to initiate the planned clinical trials for PDS01ADC, PDS0101, PDS0203 and other Versamune® and Infectimune® based product candidates; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS01ADC, PDS0101, PDS0203 and other Versamune® and Infectimune® based product candidates and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including the Company’s ability to fully fund its disclosed clinical trials, which assumes no material changes to the Company’s currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of the Company’s ongoing clinical trials; any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs and any collaboration studies; the Company’s ability to continue as a going concern; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the other risks, uncertainties, and other factors described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the U.S. Securities and Exchange Commission. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Versamune® and Infectimune® are registered trademarks of PDS Biotechnology Corporation.

Keytruda® is a registered trademark of Merck Sharp and Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, N.J., USA.

Investor Contact:
Mike Moyer
LifeSci Advisors
Phone +1 (617) 308-4306
Email: mmoyer@lifesciadvisors.com

Media Contact:
Gina Mangiaracina
6 Degrees
Phone +1 (917) 797-7904
Email: gmangiaracina@6degreespr.com

PDS BIOTECHNOLOGY CORPORATION AND SUBSIDIARY

Unaudited Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Operating expenses:
Research and development expenses	$4,527,698	$8,004,852	$11,231,862	$13,848,538
General and administrative expenses	$4,156,606	$4,691,321	$7,550,069	$8,270,049
Total operating expenses	$8,684,304	$12,696,173	$18,781,931	$22,118,587

Loss from operations	$(8,684,304)	$(12,696,173)	$(18,781,931)	$(22,118,587)

Interest income (expense), net
Interest income	$675,209	$750,654	$1,344,104	$1,479,995
Interest expense	$(1,187,971)	$(995,397)	$(2,362,716)	$(1,962,242)
Interest income (expense), net	$(512,762)	$(244,743)	$(1,018,612)	$(482,247)

Loss before income taxes	$(9,197,066)	$(12,940,916)	$(19,800,543)	$(22,600,834)
Benefit for income taxes	$869,169	$1,406,021	$869,169	$1,406,021
Net loss and comprehensive loss	$(8,327,897)	$(11,534,895)	$(18,931,374)	$(21,194,813)

Per share information:
Net loss per share, basic and diluted	$(0.23)	$(0.37)	$(0.53)	$(0.69)
Weighted average common shares outstanding basic and diluted	36,693,561	30,802,498	35,754,715	30,613,310

PDS BIOTECHNOLOGY CORPORATION AND SUBSIDIARY

Unaudited Selected Balance Sheet Data

	June 30, 2024	December 31, 2023
Cash and cash equivalents	$57,733,724	$56,560,517
Working capital	$44,486,702	$45,425,098
Total assets	$60,495,947	$59,390,080
Long term debt	$13,810,194	$19,506,183
Accumulated deficit	$(163,431,989)	$(144,500,615)
Total stockholders’ equity	$30,917,870	$26,130,947